Exhibit 99.1

CrossAmerica Partners LP Reports Second Quarter 2021 Results and Announces Appointment of New Chief Financial Officer

-	Reported Second Quarter 2021 Operating Income of $8.2 million and Net Income of $4.8 million compared to Operating Income of $6.3 million and Net Income of $5.2 million for the Second Quarter 2020
-

Generated Second Quarter 2021 Adjusted EBITDA of $29.7 million and Distributable Cash Flow of $25.0 million compared to Second Quarter 2020 Adjusted EBITDA of $27.7 million and Distributable Cash Flow of $26.0 million

-	Reported Second Quarter 2021 Gross Profit for the Wholesale Segment of $44.2 million compared to $40.7 million of Gross Profit for the Second Quarter 2020
-

Distributed 331.6 million wholesale fuel gallons during the Second Quarter 2021 at an average wholesale fuel margin per gallon of 9.2 cents compared to 260.2 million wholesale fuel gallons at an average wholesale fuel margin per gallon of 10.8 cents during the Second Quarter 2020, an increase of 27% in gallons distributed and a decrease of 15% in margin per gallon

-	Reported Second Quarter 2021 Gross Profit for the Retail Segment of $21.1 million compared to $15.9 million of Gross Profit for the Second Quarter 2020
-	The Distribution Coverage Ratio was 1.22 times for the trailing twelve months ended June 30, 2021 and 1.21 times for the trailing twelve months ended June 30, 2020
-	The Board of Directors of CrossAmerica’s General Partner declared a quarterly distribution of $0.5250 per limited partner unit attributable to the Second Quarter 2021
-	Began closing on sites in the previously announced $263 million acquisition of 106 convenience store properties from 7-Eleven, Inc.
-	Announced appointment of Maura Topper as Chief Financial Officer, effective August 11, 2021

Allentown, PA August 9, 2021 – CrossAmerica Partners LP (NYSE: CAPL) (“CrossAmerica” or the “Partnership”), a leading wholesale fuels distributor, convenience store operator, and owner and lessor of real estate used in the retail distribution of motor fuels, today reported financial results for the second quarter ended June 30, 2021.

“Our solid results this quarter demonstrate the continued strong execution of our strategic plan and the ongoing recovery from the pandemic,” said Charles Nifong, CEO and President of CrossAmerica. “At the end of the quarter, we started closing on the acquisition of assets from 7-Eleven and are continuing to close on sites daily. We are working hard to integrate these excellent assets into our portfolio, and we expect them to be immediately accretive to our financial results.”

Second Quarter Results

Consolidated Results

CrossAmerica reported Operating Income of $8.2 million and Net Income of $4.8 million or earnings of $0.13 per diluted common unit for the second quarter 2021. For the same period in 2020, the Partnership reported Operating Income of $6.3 million and Net Income of $5.2 million or $0.14 per diluted common unit. During the second quarter 2020, Net Income benefited from a $2.9 million income tax benefit that was primarily driven by losses incurred by CrossAmerica’s taxable subsidiaries.

Adjusted EBITDA was $29.7 million for the second quarter 2021 compared to $27.7 million for the same period in 2020, representing an increase of 7% (see Supplemental Disclosure Regarding Non-GAAP Financial Measures section of this release).

Non-GAAP measures used in this release include EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio. These Non-GAAP measures are further described and reconciled to their most directly comparable GAAP measures in the Supplemental Disclosure Regarding Non-GAAP Financial Measures section of this release.

Wholesale Segment

During the second quarter 2021, CrossAmerica’s Wholesale segment generated $44.2 million in gross profit compared to $40.7 million in gross profit for the second quarter 2020, representing an increase of 9%. The Partnership distributed, on a wholesale basis, 331.6 million gallons of motor fuel at an average wholesale gross profit of $0.092 per gallon, resulting in motor fuel gross profit of $30.5 million. For the three-month period ended June 30, 2020, CrossAmerica distributed, on a wholesale basis, 260.2 million gallons of fuel at an average wholesale gross profit of $0.108 per gallon, resulting in motor fuel gross profit of $28.2 million. The 8% increase in motor fuel gross profit was driven by a 27% increase in fuel volume distributed, offset by a 15% decrease in fuel margin per gallon. The main drivers of the volume increase were the asset exchanges with Circle K and the acquisition of retail and wholesale assets as well as the continuing recovery from the COVID-19 Pandemic. In addition, CrossAmerica benefited from higher terms discounts as a result of higher crude prices. These increases were partially offset by a decrease in overall dealer tank wagon (“DTW”) margins due to the movements in crude prices during the second quarter 2021 relative to the second quarter 2020. During the second quarter 2021, the daily spot price of West Texas Intermediate (“WTI”) crude oil rose from $59.19 per barrel on March 31, 2021 to $73.52 per barrel on June 30, 2021, an increase of 24%, which adversely impacted variable priced DTW gallons during the quarter. During the second quarter of 2020, CrossAmerica benefitted from the sharp reduction in wholesale fuel prices particularly at the beginning of the quarter. As such, DTW margins were negatively impacted for the second quarter of 2021 as compared to the second quarter of 2020.

The prices paid by the Partnership to its motor fuel suppliers for wholesale motor fuel (which affects the cost of sales) are highly correlated to the price of crude oil. The average daily spot price of West Texas Intermediate crude oil during the second quarter 2021 was $66.19 per barrel, a 137% increase, compared to the average daily spot price of $27.96 per barrel during the same period in 2020.

CrossAmerica’s gross profit from rent for the Wholesale segment was $13.0 million for the second quarter 2021 compared to $12.3 million for the second quarter 2020, representing an increase of 6%. The increase in rent was primarily driven by $0.5 million in rent concessions that impacted the second quarter 2020.

Operating expenses increased $1.4 million or 15%, primarily as a result of a $1.2 million increase in environmental costs related to remediation, compliance testing and monitoring. Certain environmental remediation costs will be offset in future periods by increased rebates from fuel supply partners.

Operating income for the Wholesale segment was $33.2 million for the second quarter 2021 compared to $31.2 million for the same period in 2020, an increase of 6%. As discussed above, the year-over-year increase was primarily driven by the increase in motor fuel gross profit.

Retail Segment

For the second quarter 2021, the Retail segment reported motor fuel gross profit of $4.9 million. For the same period in 2020, CrossAmerica generated motor fuel gross profit of $3.3 million. The $1.7 million or 50% increase in motor fuel gross profit was attributable to a 42% increase in volume stemming from the increase in company operated sites as a result of the April 2020 acquisition of retail and wholesale assets as well as the continuing recovery from the COVID-19 Pandemic. CrossAmerica’s Wholesale segment supplies the Retail segment on a DTW, or variable margin basis, and as a result, the overall fuel profitability of the retail sites is divided between the Wholesale and Retail segments.

CrossAmerica’s merchandise gross profit and other revenues increased $2.6 million and $1.1 million, respectively, as a result of the increase in company operated sites driven by the April 2020 acquisition of retail and wholesale assets. Merchandise gross profit percentage, net of credit card fees, increased from 25.4% to 26.5%.

Operating expenses increased $4.5 million or 29% primarily due to the increase in company operated sites as a result of the April 2020 acquisition of retail and wholesale assets.

Operating income for the Retail segment was $0.9 million for the second quarter 2021 compared to $0.3 million for the second quarter 2020, primarily as a result of changes in operations noted above.

Acquisition Activity

As of June 30, 2021, CrossAmerica had closed on two sites for total consideration of $4.2 million of its previously announced $263.0 million acquisition of 106 convenience store properties from 7-Eleven.  As of August 5, 2021, the Partnership had closed on a total of 32 sites for total consideration of $106.2 million. The remaining 74 sites of the 106 total sites to be acquired are expected to be completed on a rolling basis over the next eight to ten weeks.

Divestment of Assets

For the six months ended June 30, 2021, CrossAmerica divested a total of nine non-core properties and received $3.9 million in connection with these sales. Through August 5, 2021, CrossAmerica divested an additional eight non-core properties and received $2.1 million in proceeds.

Financing Activity

Joe’s Kwik Marts (“JKM”) Credit Facility

On July 16, 2021, CAPL JKM Partners LLC, an indirect wholly-owned subsidiary of CrossAmerica, entered into a Credit Agreement, as amended on July 29, 2021. The JKM Credit Facility provides for a $200 million senior secured credit facility, consisting of a $185 million delayed draw term loan facility and a $15 million revolving credit facility. The JKM Credit Facility will be used to fund the acquisition of the 106 convenience store properties from 7-Eleven discussed above.

Additional details regarding the credit facility are provided in CrossAmerica’s Second Quarter 2021 Form 10-Q.

Amendment to CAPL Credit Facility

On July 28, 2021, the Partnership entered into an amendment to its Credit Agreement, dated as of April 1, 2019. The Amendment, among other things, amended certain provisions relating to unrestricted subsidiaries, increased the maximum level for the consolidated leverage ratio financial covenant, and modified the applicable margin for borrowings under the CAPL Credit Facility.

Additional details regarding the amendment are provided in CrossAmerica’s Second Quarter 2021 Form 10-Q.

Liquidity and Capital Resources

As of June 30, 2021, CrossAmerica had $533.8 million outstanding under its CAPL Credit Facility with defined leverage of 4.42 times. As of August 5, 2021, after taking into consideration the Amendment and debt covenant restrictions, approximately $159.2 million was available for future borrowings under the CAPL Credit Facility. As of August 5, 2021, CrossAmerica has $64.4

million drawn on the JKM Credit Facility Term Loan Facility, with $134.8 million available for future borrowings under the Term Loan Facility and $15.0 million under the revolver.

Distributions

On July 22, 2021, the Board of the Directors of CrossAmerica’s General Partner (“Board”) declared a quarterly distribution of $0.5250 per limited partner unit attributable to the second quarter 2021. As previously announced, the distribution will be paid on August 10, 2021 to all unitholders of record as of August 3, 2021. The amount and timing of any future distributions is subject to the discretion of the Board as provided in CrossAmerica’s Partnership Agreement.

Distributable Cash Flow and Distribution Coverage Ratio

Distributable Cash Flow was $25.0 million for the three-month period ended June 30, 2021, compared to $26.0 million for the same period in 2020. The 4% decrease in Distributable Cash Flow was primarily due to an increase in sustaining capital expenditures partially offset by a decrease in cash interest. Distributable Cash Flow in the second quarter 2020 also benefited from a current tax benefit related primarily to bonus depreciation on eligible capital expenditures. The Distribution Coverage Ratio for the current quarter was 1.26 times compared to 1.31 times for the second quarter 2020. For the trailing twelve- month periods ended June 30, 2021 and June 30, 2020, the Distribution Coverage Ratio was 1.22 and 1.21 times, respectively (see Supplemental Disclosure Regarding Non-GAAP Financial Measures section of this release).

Appointment of Maura Topper as Chief Financial Officer

The Board appointed Ms. Topper as Chief Financial Officer of the partnership effective August 11, 2021.

Ms. Topper was most recently the Chief Financial Officer and Vice President of Investments for Dunne Manning Holdings LLC, the diversified investment organization of the Topper Group. In that role, she led the financing process for the Topper Group’s acquisition of the CrossAmerica general partner in 2019 and the structuring of the recently completed JKM Credit Facility and the amendment to the CAPL Credit Facility to support CrossAmerica’s acquisition of sites from 7-Eleven. She began her career in the Audit practice at Deloitte & Touche LLP. Ms. Topper received a Master of Business Administration degree from Columbia University and a Bachelor of Science degree in Accounting and a Bachelor of Science degree in Business (Finance) from Villanova University.

“In the process of Maura executing the financing of our acquisition, it became obvious that she was undoubtedly the right person for the CFO role,” said Charles Nifong, CEO and President of CrossAmerica. “Maura is already deeply familiar with the organization and will be able to immediately make a positive impact on CrossAmerica.”

Maura Topper commented; “I am looking forward to joining the CrossAmerica team at this exciting and important juncture in the Partnership’s history. As the organization continues to execute on its strategic goals and remain focused on serving its customers across the country, there are many opportunities that I look forward to working with the entire CrossAmerica team to capitalize on for our unitholders.”

Conference Call

The Partnership will host a conference call on August 10, 2021 at 9:00 a.m. Eastern Time to discuss second quarter 2021 earnings results. The conference call numbers are 800-774-6070 or 630-691-2753 and the passcode for both is 8674133#. A live audio webcast of the conference call and the related earnings materials, including reconciliations of non-GAAP financial measures to GAAP financial measures and any other applicable disclosures, will be available on that same day on the investor section of the CrossAmerica website (www.crossamericapartners.com). A slide presentation for the conference call will also be available on the investor section of the Partnership’s website. To listen to the audio webcast, go to https://caplp.gcs-web.com/webcasts-presentations. After the live conference call, an archive of the webcast will be available on the investor section of the CrossAmerica website at https://caplp.gcs-web.com/webcasts-presentations within 24 hours after the call for a period of sixty days.

CROSSAMERICA PARTNERS LP

CONSOLIDATED BALANCE SHEETS

(Thousands of Dollars, except unit data)

	June 30,	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$621	$513
Accounts receivable, net of allowances of $282 and $429, respectively	35,037	28,519
Accounts receivable from related parties	1,147	931
Inventory	24,414	23,253
Assets held for sale	5,553	9,898
Other current assets	14,856	11,707
Total current assets	81,628	74,821
Property and equipment, net	562,849	570,856
Right-of-use assets, net	164,240	167,860
Intangible assets, net	85,570	92,912
Goodwill	88,764	88,764
Other assets	21,500	19,129
Total assets	$1,004,551	$1,014,342

LIABILITIES AND EQUITY
Current liabilities:
Current portion of debt and finance lease obligations	$2,679	$2,631
Current portion of operating lease obligations	32,557	31,958
Accounts payable	71,230	63,978
Accounts payable to related parties	6,400	5,379
Accrued expenses and other current liabilities	21,649	23,267
Motor fuel and sales taxes payable	22,320	19,735
Total current liabilities	156,835	146,948
Debt and finance lease obligations, less current portion	546,759	527,299
Operating lease obligations, less current portion	137,559	141,380
Deferred tax liabilities, net	15,183	15,022
Asset retirement obligations	41,877	41,450
Other long-term liabilities	34,199	32,575
Total liabilities	932,412	904,674

Commitments and contingencies

Equity:
Common units—37,874,868 and 37,868,046 units issued and outstanding at June 30, 2021 and December 31, 2020, respectively	72,162	112,124
Accumulated other comprehensive loss	(23)	(2,456)
Total equity	72,139	109,668
Total liabilities and equity	$1,004,551	$1,014,342

CROSSAMERICA PARTNERS LP

CONSOLIDATED STATEMENTS OF OPERATIONS

(Thousands of Dollars, Except Unit and Per Unit Amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Operating revenues (a)	$859,334	$398,402	$1,516,618	$790,097
Costs of sales (b)	794,240	340,754	1,396,656	696,720
Gross profit	65,094	57,648	119,962	93,377

Income from CST Fuel Supply equity interests	—	—	—	3,202
Operating expenses:
Operating expenses (c)	31,070	25,097	60,473	35,820
General and administrative expenses	6,876	5,597	14,526	10,077
Depreciation, amortization and accretion expense	19,583	16,050	37,614	33,277
Total operating expenses	57,529	46,744	112,613	79,174
Gain (loss) on dispositions and lease terminations, net	597	(4,575)	(51)	66,356
Operating income	8,162	6,329	7,298	83,761
Other income, net	204	78	292	215
Interest expense	(3,870)	(4,121)	(7,367)	(9,661)
Income before income taxes	4,496	2,286	223	74,315
Income tax benefit	(293)	(2,944)	(599)	(2,976)
Net income	4,789	5,230	822	77,291
IDR distributions	—	—	—	(133)
Net income available to limited partners	$4,789	$5,230	$822	$77,158

Basic and diluted earnings per common unit	$0.13	$0.14	$0.02	$2.09

Weighted-average limited partner units:
Basic common units	37,874,868	37,736,329	37,872,079	36,865,651
Diluted common units	37,905,010	37,738,150	37,902,225	36,867,495

Supplemental information:
(a) includes excise taxes of:	$50,047	$33,770	$93,753	$48,707
(a) includes rent income of:	20,862	20,424	41,334	43,112
(b) excludes depreciation, amortization and accretion
(b) includes rent expense of:	6,031	6,132	11,944	13,052
(c) includes rent expense of:	3,265	2,522	6,461	2,522

CROSSAMERICA PARTNERS LP

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Thousands of Dollars)

	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities:
Net income	$822	$77,291
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion expense	37,614	33,277
Amortization of deferred financing costs	521	521
Credit loss expense	32	627
Deferred income tax benefit	(921)	(3,063)
Equity-based employee and director compensation expense	754	48
Loss (gain) on dispositions and lease terminations, net	51	(74,189)
Changes in operating assets and liabilities, net of acquisitions	2,141	27,131
Net cash provided by operating activities	41,014	61,643

Cash flows from investing activities:
Principal payments received on notes receivable	85	172
Proceeds from Circle K in connection with CST Fuel Supply Exchange	—	16,396
Proceeds from sale of assets	5,600	9,954
Capital expenditures	(21,911)	(10,760)
Cash paid in connection with acquisitions, net of cash acquired	(4,166)	(22,342)
Net cash used in investing activities	(20,392)	(6,580)

Cash flows from financing activities:
Borrowings under the CAPL Credit Facility	57,000	63,201
Repayments on the CAPL Credit Facility	(36,399)	(78,527)
Payments of long-term debt and finance lease obligations	(1,287)	(1,207)
Distributions paid on distribution equivalent rights	(63)	(2)
Distributions paid to holders of the IDRs	—	(133)
Distributions paid on common units	(39,765)	(37,990)
Net cash used in financing activities	(20,514)	(54,658)
Net increase in cash and cash equivalents	108	405

Cash and cash equivalents at beginning of period	513	1,780
Cash and cash equivalents at end of period	$621	$2,185

Segment Results

Wholesale

The following table highlights the results of operations and certain operating metrics of the Wholesale segment (thousands of dollars, except for the number of distribution sites and per gallon amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Gross profit:
Motor fuel–third party	$18,529	$12,177	$34,052	$25,217
Motor fuel–intersegment and related party	11,961	15,989	17,690	22,842
Motor fuel gross profit	30,490	28,166	51,742	48,059
Rent gross profit	12,973	12,262	25,466	26,391
Other revenues	729	300	1,863	1,415
Total gross profit	44,192	40,728	79,071	75,865
Income from CST Fuel Supply equity interests (a)	—	—	—	3,202
Operating expenses	(10,948)	(9,509)	(20,922)	(18,583)
Operating income	$33,244	$31,219	$58,149	$60,484
Motor fuel distribution sites (end of period): (b)
Motor fuel–third party
Independent dealers (c)	675	712	675	712
Lessee dealers (d)	651	682	651	682
Total motor fuel distribution–third party sites	1,326	1,394	1,326	1,394
Motor fuel–intersegment and related party
Commission agents (Retail segment) (e)	202	212	202	212
Company operated retail sites (Retail segment)	152	150	152	150
Total motor fuel distribution–intersegment and related party sites	354	362	354	362
Motor fuel distribution sites (average during the period):
Motor fuel-third party distribution	1,328	1,379	1,333	1,227
Motor fuel-intersegment and related party distribution	353	346	355	289
Total motor fuel distribution sites	1,681	1,725	1,688	1,516
Volume of gallons distributed (in thousands)
Third party	242,392	192,927	456,100	370,424
Intersegment and related party	89,233	67,319	167,305	110,467
Total volume of gallons distributed	331,625	260,246	623,405	480,891

Wholesale margin per gallon	$0.092	$0.108	$0.083	$0.100

(a)	Represents income from CrossAmerica’s equity interest in CST Fuel Supply. The CST Fuel Supply Exchange closed on March 25, 2020.
(b)	In addition, as of June 30, 2021 and 2020, CrossAmerica distributed motor fuel to 14 and 13 sub-wholesalers who distributed to additional sites, respectively.
(c)

The decrease in the independent dealer site count was primarily attributable to loss of contracts, most of which were lower margin, partially offset by the increase in independent dealer sites as a result of the real estate rationalization effort and the resulting reclassification of the sites from a lessee dealer or commission site to an independent dealer site when CrossAmerica continues to supply the sites after divestiture.

(d)

The decrease in the lessee dealer site count was primarily attributable to the real estate rationalization effort, partially offset by the lessee dealer sites acquired in the sixth asset exchange with Circle K.

(e)	The decrease in the commission site count was primarily attributable to CrossAmerica’s real estate rationalization effort.

Retail

The following table highlights the results of operations and certain operating metrics of the Retail segment (thousands of dollars, except for the number of retail sites, gallons sold per day and per gallon amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Gross profit:
Motor fuel	$4,937	$3,284	$10,370	$3,689
Merchandise	11,969	9,384	22,333	9,384
Rent	1,858	2,030	3,924	3,669
Other revenue	2,311	1,221	4,170	1,221
Total gross profit	21,075	15,919	40,797	17,963
Operating expenses	(20,122)	(15,588)	(39,551)	(17,237)
Operating income	$953	$331	$1,246	$726

Retail sites (end of period):
Commission agents (a)	202	212	202	212
Company operated retail sites	152	150	152	150
Total system sites at the end of the period	354	362	354	362

Total system operating statistics:
Average retail fuel sites during the period	353	337	355	254
Motor fuel sales (gallons per site per day)	2,793	2,057	2,616	1,993
Motor fuel gross profit per gallon, net of credit card fees and commissions	$0.055	$0.052	$0.062	$0.040

Commission agents statistics:
Average retail fuel sites during the period	203	210	204	190
Motor fuel gross profit per gallon, net of credit card fees and commissions	$0.014	$0.016	$0.015	$0.015

Company operated retail site statistics:
Average retail fuel sites during the period	150	128	151	64
Motor fuel gross profit per gallon, net of credit card fees	$0.093	$0.096	$0.109	$0.096
Merchandise gross profit percentage, net of credit card fees	26.5%	25.4%	26.9%	25.4%

(a)	The decrease in the commission site count was primarily attributable to the real estate rationalization effort.

Supplemental Disclosure Regarding Non-GAAP Financial Measures

CrossAmerica uses the non-GAAP financial measures EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio. EBITDA represents net income available to the Partnership before deducting interest expense, income taxes, depreciation, amortization and accretion (which includes certain impairment charges). Adjusted EBITDA represents EBITDA as further adjusted to exclude equity-based employee and director compensation expense, gains or losses on dispositions and lease terminations, net, and certain discrete acquisition related costs, such as legal and other professional fees, separation benefit costs and certain other discrete non-cash items arising from purchase accounting. Distributable Cash Flow represents Adjusted EBITDA less cash interest expense, sustaining capital expenditures and current income tax benefit or expense. The Distribution Coverage Ratio is computed by dividing Distributable Cash Flow by the weighted average diluted common units and then dividing that result by the distributions paid per limited partner unit.

EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are used as supplemental financial measures by management and by external users of the CrossAmerica financial statements, such as investors and lenders. EBITDA and Adjusted EBITDA are used to assess the financial performance without regard to financing methods, capital structure or income taxes and the ability to incur and service debt and to fund capital expenditures. In addition, Adjusted EBITDA is used to assess the operating performance of the CrossAmerica business on a consistent basis by excluding the impact of items which do not result directly from the wholesale distribution of motor fuel, the leasing of real property, or the day to day operations of the Partnership’s retail site activities. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are also used to assess the ability to generate cash sufficient to make distributions to the Partnership’s unitholders.

CrossAmerica believes the presentation of EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio provides useful information to investors in assessing the financial condition and results of operations. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio should not be considered alternatives to net income or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio have important limitations as analytical tools because they exclude some but not all items that affect net income. Additionally, because EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio may be defined differently by other companies in the industry, the Partnership’s definitions may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table presents reconciliations of EBITDA, Adjusted EBITDA, and Distributable Cash Flow to net income, the most directly comparable U.S. GAAP financial measure, for each of the periods indicated (in thousands, except for per unit amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net income available to limited partners	$4,789	$5,230	$822	$77,158
Interest expense	3,870	4,121	7,367	9,661
Income tax benefit	(293)	(2,944)	(599)	(2,976)
Depreciation, amortization and accretion expense	19,583	16,050	37,614	33,277
EBITDA	27,949	22,457	45,204	117,120
Equity-based employee and director compensation expense	386	17	754	48
(Gain) loss on dispositions and lease terminations, net (a)	(597)	4,575	51	(66,356)
Acquisition-related costs (b)	1,967	672	4,361	2,193
Adjusted EBITDA	29,705	27,721	50,370	53,005
Cash interest expense	(3,610)	(3,861)	(6,846)	(9,140)
Sustaining capital expenditures (c)	(1,040)	(407)	(2,432)	(1,047)
Current income tax (expense) benefit (d)	(50)	2,594	(334)	3,668
Distributable Cash Flow	$25,005	$26,047	$40,758	$46,486
Weighted-average diluted common units	37,905	37,738	37,902	36,867
Distributions paid per limited partner unit (e)	$0.5250	$0.5250	$1.0500	$1.0500
Distribution Coverage Ratio (f)	1.26x	1.31x	1.02x	1.20x

(a)

During the three months ended June 30, 2020, CrossAmerica recorded a loss on lease terminations, including the non-cash write-off of deferred rent income associated with these leases, of $10.9 million. During the six months ended June 30, 2020, CrossAmerica recorded a $67.6 million gain on the sale of its 17.5% investment in CST Fuel Supply. In addition, CrossAmerica recorded gains on the sale of CAPL properties in connection with the asset exchange with Circle K of $6.1 million and $7.9 million for the three and six months ended June 30, 2020, respectively.

(b)

Relates to certain discrete acquisition related costs, such as legal and other professional fees, separation benefit costs and certain purchase accounting adjustments associated with recently acquired businesses.

(c)

Under the Partnership Agreement, sustaining capital expenditures are capital expenditures made to maintain CrossAmerica’s long-term operating income or operating capacity. Examples of sustaining capital expenditures are those made to maintain existing contract volumes, including payments to renew existing distribution contracts, or to maintain CrossAmerica’s sites in conditions suitable to lease, such as parking lot or roof replacement/renovation, or to replace equipment required to operate the existing business.

(d)	Consistent with prior divestitures, the current income tax (expense) benefit excludes income tax incurred on the sale of sites.
(e)

On July 22, 2021, the Board approved a quarterly distribution of $0.5250 per unit attributable to the second quarter of 2021. The distribution is payable on August 10, 2021 to all unitholders of record on August 3, 2021.

(f)

The distribution coverage ratio is computed by dividing Distributable Cash Flow by the weighted-average diluted common units and then dividing that result by the distributions paid per limited partner unit.

About CrossAmerica Partners LP

CrossAmerica Partners LP is a leading wholesale distributor of motor fuels, convenience store operator, and owner and lessee of real estate used in the retail distribution of motor fuels. Its general partner, CrossAmerica GP LLC, is indirectly owned and controlled by entities affiliated with Joseph V. Topper, Jr., the founder of CrossAmerica Partners and a member of the board of the general partner since 2012. Formed in 2012, CrossAmerica Partners LP is a distributor of branded and unbranded petroleum for motor vehicles in the United States and distributes fuel to approximately 1,700 locations and owns or leases approximately 1,100 sites. With a geographic footprint covering 34 states, the Partnership has well-established relationships with several major oil brands, including ExxonMobil, BP, Shell, Chevron, Sunoco, Valero, Gulf, Citgo, Marathon and Phillips 66. CrossAmerica Partners LP ranks as one of ExxonMobil’s largest distributors by fuel volume in the United States and in the top 10 for additional brands. For additional information, please visit www.crossamericapartners.com.

Contact

Investor Relations:      Randy Palmer, rpalmer@caplp.com or 210-742-8316

Cautionary Statement Regarding Forward-Looking Statements

Statements contained in this release that state the Partnership’s or management’s expectations or predictions of the future are forward-looking statements. The words “believe,” “expect,” “should,” “intends,” “estimates,” “target” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CrossAmerica’s Form 10-K or Forms 10-Q filed with the Securities and Exchange Commission, and available on CrossAmerica’s website at www.crossamericapartners.com. The Partnership undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

Note to Non-United States Investors: This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100%) of CrossAmerica Partners LP’s distributions to non-U.S. investors as attributable to income that is effectively connected with a United States trade or business. Accordingly, CrossAmerica Partners LP’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.